EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Sterling Financial Corporation

Spokane, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 16, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sterling Financial Corporation, which are incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Formerly known as BDO Seidman, LLP

Spokane, Washington

November 8, 2010